EXHIBIT 99.01

RESOLUTION OF THE SHAREHOLDERS

of

EMERALD DATA INC.

The following is a true copy of the resolution duly adopted by the Majority of the Shareholders of this Corporation at a special meeting, notice to this meeting having been waived, held on this 24th day of January, 2019;

WHEREAS there has been presented to and considered by this meeting Motions to

-	change the name of the Corporation
-	change the business address of the Corporation
-	appoint additional directors and to (NRS
-	perform a reverse split

NOW THEREFORE BE IT RESOLVED that the majority of shareholders having considered these matters, and having opened the floor to all those who voice a preference in the issues and pursuant to NRS 78.315, 78.320, 78.375, 78.390 have unanimously decided and RESOLVED that:

1.	as of the date of this resolution the Company name shall be BOATIM INC.

2.	the business address be changed effective immediately as follows:

7950 NW 53RD STREET, SUITE 337, MIAMI, FL 33166

3.	that

Mr. Yves Toelderer be appointed Director & Chief Executive Officer and

Mr. Patrick Heneise be appointed Director & Chief Technology Officer

The above qualified persons have been nominated and have accepted their position as directors and officers of the Company.

4.	The Company´s Stock shall be Reverse Split at the ratio of 3:1 (Three-to-One), any fractional shares to be rounded up to the next whole number – par value of 0.001 to remain unchanged.

Said Motions are hereby passed and the corporate books and records are to be updated accordingly. Each Member of the Board of Directors and the Secretary are authorized to execute any documents necessary in order to implement the above Motions and to file this Resolution in the corporate records.

/s/ Seah Kelvin Jiefan

New Million Global Holdings Ltd.

Majority Shareholder